Exhibit 10.4

WISCONSIN ENERGY CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

As Amended and Restated as of April 1, 2004

WISCONSIN ENERGY CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This Plan (the "Wisconsin Energy Corporation Supplemental Executive Retirement Plan"), succeeds to and constitutes an amendment and restatement of the Wisconsin Energy Corporation Supplemental Executive Retirement Plan, originally effective January 1, 1996; such amendment and restatement is effective as of April 1, 2004. All the provisions of this amended and restated Plan shall apply to all active employee Participants. Retired Participants will continue to receive the benefits under the provisions applicable at the time of their retirement. Capitalized terms used in the Plan which are not defined in the text are defined in Appendix A.

  Purpose and Objective

  This Plan is intended to be a "top hat plan" under the provisions of the Employee Retirement Income Security Act of 1974, as amended.

  The objective of this Plan is to also provide an incentive to attract and retain key employees in the service of Wisconsin Energy Corporation (the "Company") and/or its subsidiaries by providing them with supplemental retirement benefits which are payable, except for the change in control provisions in this Plan, only if they remain in the service of Company and/or its subsidiaries until they die or retire or become disabled.

  Participation
    Definition of a "Participant"

    The term "Participant" as used in this Plan refers to any key employee of the Company and/or its subsidiaries who is designated for participation in the Plan by the Chief Executive Officer of the Company, the Company's Board of Directors (the "Board") or the Compensation Committee of the Board (the "Committee") and who has not been removed from the Plan pursuant to Paragraph (2) below. An employee can be designated as a "Participant" for Benefit A, for Benefit B, the Disability Benefit or any combination of these benefits described by this Plan.

    Removal of a Participant

  A Participant may be removed from the Plan at any time by the Chief Executive Officer of the Company, the Board or the Committee, provided no such removal may eliminate or reduce any benefits which are protected under Article XI in the event of termination of this Plan.

  Vesting

  A Participant becomes Vested in the benefits outlined in Article IV under the provisions of this Plan upon attaining age 60. A Participant who leaves service prior to age 60 may become Vested in the benefits outlined in Article IV with the approval of the Chief Executive Officer, the Board or the Committee and will be deemed Vested upon the commencement of such benefits.

  Amount of Supplemental Executive Retirement Benefit

  Eligible Participants may receive either or both of the following described supplemental pension benefits:

    Supplemental Pension Benefit A provides a "make whole" supplemental executive pension. This amount will be calculated as if it were held in a defined contribution account (the "Account Balance") for credit to the Participant under the WE Retirement Account Plan. This Account Balance is a lump sum amount that increases each year as additional amounts are credited in two ways: a benefit credit and an interest credit.

    Benefit Credit: For each calendar year in which an employee is a Plan Participant, starting as early as 1995, the Participant's Account Balance will be credited with at least 5% of his/her Pension Eligible Earnings for the year, reduced by the amount credited to the cash balance account under the WE Retirement Account Plan applicable to the Participant for the year. This addition to the account is called the Benefit Credit.

    A Participant's Benefit Credit for a year will be between 5% and 7% of the Pension Eligible Earnings for the year less the amount credited to his/her cash balance account under the WE Retirement Account Plan. The actual percentage of the Benefit Credit will be the same percentage (the "Relevant Percentage") as is determined for the WE Retirement Account Plan for that year.

    If a Participant terminates employment during the year, a Benefit Credit of Relevant Percentage of the Participant's Pension Eligible Earnings to date for the year less the amount credited to the cash balance account under the WE Retirement Plan for the same time period will be credited to his or her Account Balance. To be eligible for a Benefit Credit of more than 5% for any year, the Participant must be actively employed on December 31 of that year.

    Interest Credit: For each calendar year, the Participant's Account Balance will receive an interest credit equal to a certain percentage of his or her Account Balance at the beginning of the year. This interest credit will be guaranteed at a minimum of 4%, but the actual percentage will be the same percentage that has been applied to the WE Retirement Account Plan for that year. If the Participant did not have an Account Balance at the beginning of the year, the Account Balance will not receive an interest credit at the end of the year. If the Participant has a distribution from his or her Account Balance, either in whole or in part (through an annuity) before December 31, an Interest Credit will be granted on such distribution for the year of 1/12 of 4% for each month prior to the commencement of payment. Interest credits cease with the commencement of payment.

    Participants who were actively employed by the Company and/or its subsidiaries on December 31, 1995 and who were covered on that date under the WE Retirement Account Plan are eligible for determination of Supplemental Pension Benefit A under a grandfathered minimum benefit basis (the "Benefit A Grandfather Alternative"), as detailed in Appendix B.

    Supplemental Pension Benefit B provides Participants with a life annuity of 10% of the monthly average of the Participant's Pension Eligible Earnings received from the Company and/or its subsidiaries during whichever period of 36 consecutive months produces the highest monthly average. The monthly average of Pension Eligible Earnings during such 36 month period includes the monthly average of (i) any performance award determined under the Company's Short-Term Performance Plan or any other plan as designated by the Board, calculated as of the date of determination as if then paid in full as base salary, and (ii) any amounts of base salary that would have been paid to the Participant during such 36-month period but are not paid because of deferral elections made by the Participant under a savings or other deferred compensation plan.
  Form of Payment
    In General. Supplemental Pension Benefits A (including the Benefit A Grandfather Alternative) and B will be paid commencing at the same time as the benefit payable to the Participant under the WE Retirement Account Plan in life annuity form to unmarried Participants and in a 50% joint and survivor annuity form to married Participants. However, notwithstanding any other provision of this Plan, a Participant may at any time prior to the commencement of benefits under this Plan make a written request to the Chief Executive Officer of the Company, the Board, or the Committee for payment of any benefits under this Plan in any of the forms allowed under the WE Retirement Account Plan and such party may, in his or its sole and absolute discretion, grant or deny such request. If such request is for a lump sum and such request is granted, the Supplemental Pension Benefit A, if determined without reference to the Benefit A Grandfather Alternative, shall be equal to the Account Balance; the Supplemental Pension Benefit B and Benefit A Grandfather Alternative lump sum forms shall be the actuarial equivalent of a life annuity for the life of the Participant commencing at the later of the Participant's current age or age 60, but actuarial equivalency determined for this purpose by using the 36 Month Average Rate and mortality table referenced in Article VII (with such 36 Month Average Rate to be calculated as of the last business day of the month prior to the month in which the benefit under the Plan is to be paid).
    Deferral of Distributions.

  (a) Prior to April 1, 2004, a Participant entitled to receive a distribution under this Plan had the ability to elect to defer such distribution into the Wisconsin Energy Corporation Executive Deferred Compensation Plan ("EDCP"), to have the amount of such distribution credited with investment earnings under the EDCP and to have such deferred amounts and investment earnings thereon distributed at such times and in such form as provided in the EDCP. From and after April 1, 2004, such deferral and ultimate distribution shall be accomplished under this Plan. As a result, any payments which a Participant would otherwise have received from this Plan on or after April 1, 2004 in the absence of a deferral election made by the Participant shall be deferred and held in a special account under this Plan (the Participant's "Deferral Account") rather than the EDCP.

  (b) From and after April 1, 2004, this Plan hereby incorporates by reference all provisions in the EDCP which would be in effect thereunder if the last sentence of Section 3.2(d) thereof did not exist and which relate to deferral of payments which would otherwise be made from this Plan, including procedures for electing deferral, the making and changing of investment elections with respect to the amounts so deferred, the crediting of investment returns as a result of such investment elections, the manner in which distribution shall be made (including the power of the internal administrative committee (the "EDCP Committee") appointed by the CEO of Wisconsin Energy Corporation to administer the EDCP to accelerate distributions, subject to the power of the Compensation Committee or the Board of Directors of the Company to approve certain changes pursuant to Section 3.14(g) of the EDCP) and, further, the Company shall have the power to amend or terminate the portion of this Plan applicable to such deferred amounts in accordance with the same rules as would be applicable if such deferred amounts were held in the EDCP.

  (c) Notwithstanding any other provision of this Plan or the EDCP to the contrary, any deferral nominally made by a Participant to the EDCP of payments from this Plan which would otherwise have been made to the Participant on or after April 1, 2004, and any actions of the EDCP Committee or the Compensation Committee with respect to distributions of such deferred amounts shall be treated as deferrals to and actions with respect to this Plan notwithstanding the fact that such deferrals and actions may recite on their face that they are deferrals to or actions with respect to the EDCP.

  Death Benefit

  Each Participant from time to time may designate any person or persons to receive such benefits as may be payable under the Plan upon or after the Participant's death, and such designation may be changed from time to time by the Participant by filing a new designation. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed in writing with the Company during the Participant's lifetime. If the Participant has failed to designate a beneficiary, or if the beneficiary predeceases the Participant, benefits as may be payable under the Plan will be paid to the Participant's estate.

    Death Benefits Respecting Benefit A

    Supplemental Pension Benefit A (including the Benefit A Grandfather Alternative) will be payable in a life annuity form to any designated beneficiary who is a natural person or in a lump sum form to the estate (or to any beneficiary which is not a natural person) of a Participant upon the death of such Participant (whether before or after age 60) while in the service of the Company or any of its subsidiaries before retirement. However, notwithstanding any other provisions of this Plan, a beneficiary who is a natural person may at any time prior to the commencement of benefits under this Plan make a written request to the Chief Executive Officer of the Company, the Board, or the Committee for payment of benefits under this Plan in any of the forms allowed under the WE Retirement Account Plan and such party may, in his or its sole and absolute discretion, grant or deny such request. If such request is for an alternative annuity benefit form and such request is granted, the alternative annuity form shall be the actuarial equivalent of a life annuity for the life of the Participant commencing immediately, with actuarial equivalency determined for this purpose by using the interest rate and mortality tables then in use for determining optional forms of annuity under the WE Retirement Account Plan and reflecting the age of the beneficiary as of the benefit commencement date. If such request is for a lump sum and such request is granted, if the death benefit is determined without reference to the Benefit A Grandfather Alternative, such lump sum shall be equal to the Account Balance; if the death benefit is determined with reference to the Benefit A Grandfather Alternative, such lump sum shall be the actuarial equivalent of a life annuity for the life of the Participant commencing on the later of the Participant's age at death or the date when the Participant would have attained age 60, with actuarial equivalency determined for this purpose by using the interest rate and mortality table referenced in Article VII (with such interest rate to be that in effect on the last business day of the month prior to the date of death). If a Participant dies after the commencement of the receipt of monthly benefits under this Plan, whether any payments continue thereafter will depend on the form of payment such Participant has elected prior to their commencement of receipt of benefits.

    Death Benefits Respecting Benefit B

  If a Participant dies (whether before or after age 60) while in the service of the Company or any of its subsidiaries before payments of Supplemental Pension Benefit B commence, the beneficiary or beneficiaries designated by the Participant shall become entitled to receive a lump sum amount equal to the actuarial equivalent of a life annuity for the life of the Participant commencing on the later of the Participant's age at death or the date when the Participant would have attained age 60, with actuarial equivalency determined for this purpose by using the interest rate and mortality table referenced in Article VII (with such interest rate to be that in effect on the last business day of the month prior to the month in which the benefit under this Plan is to be paid).

  Payments Upon Change in Control

  For purposes of this Article VII, a "Change in Control" with respect to the Company shall mean the occurrence of any of the following events, as a result of one transaction or a series of transactions:

    any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding the Company its affiliates and any qualified or nonqualified plan maintained by the Company or its affiliates) becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under such Act), directly or indirectly, of securities of the Company representing more than 20% of the combined voting power of the Company's then outstanding securities;
    individuals who constitute a majority of the Board immediately prior to a contested election for positions on the Board cease to constitute a majority as a result of such contested election;
    the Company is combined (by merger, share exchange, consolidation, or otherwise) with another corporation and as a result of such combination, less than 60% of the outstanding securities of the surviving or resulting corporation are owned in the aggregate by the former shareholders of the Company;
    the Company sells, leases, or otherwise transfers all or substantially all of its properties or assets not in the ordinary course of business to another person or entity; or
    the Board determines in its sole and absolute discretion that there has been a Change in Control of the Company.

  These Change in Control provisions shall apply to successive Changes in Control on an individual transaction basis.

  Upon the occurrence of a Change in Control, then notwithstanding any other provision of this Plan, the Company shall promptly cause to be paid to each active and retired Participant or beneficiary receiving benefits under this Plan a lump sum amount equal to the then present value of all benefits then accrued under this Plan, calculated using (i) an interest rate equal to a 36 consecutive month (or shorter period, as explained in the next sentence) average, using the rates as of the last business day of each month (the "Month End Rate"), of the five year United States Treasury Note yields (the "36 Month Average Rate") in effect ending with the Month End Rate immediately prior to the month in which a Change in Control event described in subparagraphs (1) through (5) above has occurred as such yield is reported in the Wall Street Journal or comparable publication, and (ii) the mortality table used for purposes of determining lump sum amounts then in use under the qualified defined benefit plan of the Company or its subsidiaries applicable to the Participant. Prior to January 31, 2005, the 36 Month Average Rate shall mean only the average of the Month End Rates which have occurred since January 31, 2002, even though less than 36. Such payments shall be made without regard to whether the Participant's employment with the Company or any of its subsidiaries is continuing. However, if the Participant in fact so continues and this Plan continues, appropriate provisions shall be made so that any subsequent payments made from this Plan are reduced to reflect the value of such lump sum payments.

  Government Regulations

  It is intended that the Plan will comply with all applicable laws and governmental regulations, and the Company and/or its subsidiaries shall not be obligated to perform an obligation hereunder in any case where, in the opinion of the Company's counsel, such performance would result in violation of any law or regulation. All amounts payable under this Plan shall be subject to all applicable withholding taxes.

  Nonassignment

  No benefit(s) under the Plan, nor any other interest hereunder of any Participant or beneficiary shall be assignable, transferable, or subject to sale, mortgage, pledge, hypothecation, anticipation, garnishment, attachment, execution, or levy of any kind.

  Provision of Benefits

  Payments due hereunder to a Participant (or the Participant's beneficiary in the case of death) shall be the obligation of the Participant's employer, i.e., the Company if employed by the Company, or, if employed by a subsidiary of the Company, such subsidiary. If a Participant has been employed both by a subsidiary and the Company, each employer shall be obligated to pay that portion of the benefit the Participant has accrued attributable to service with and compensation from that employer. The Company may establish a grantor trust (a "rabbi trust") to serve as a vehicle to hold such contributions as the Company and its subsidiaries may choose to make to prefund their obligations to pay benefits hereunder, but the trust shall be designed so that all assets therein are subject to the claims of the creditors of the Company or any of its subsidiaries which have used such rabbi trust in the event of insolvency, consistent with the provisions of Revenue Procedure 92-64. Notwithstanding the existence of such grantor trust, the Plan shall remain an unfunded plan. A Participant's rights to benefits under the Plan shall be those of an unsecured creditor of the Company and/or its subsidiaries.

  Termination or Modification of Plan

  The Board or the Committee shall have the right to terminate or modify this Plan for specific individuals at any time and from time to time, provided that no such action may eliminate or reduce or change the time or manner of payment of any benefits which: (i) have already become payable to any Participant or beneficiary; or (ii) would have become payable to any Participant or beneficiary without the Board's, the Committee's or the Chief Executive Officer's approval under the terms of Article III hereof if such Participant had retired immediately before such action is taken. The Chief Executive Officer may also make amendments to this Plan at any time, consistent with the authority delegated to the Chief Executive Officer by the Board regarding such amendments. Although this Plan is jointly sponsored by the Company and its subsidiaries, all power to modify or terminate the Plan rests with the Board, the Committee or the Chief Executive Officer; provided, however, that a subsidiary may terminate the portion of the Plan applicable to Participants which it employs.

  Claim Procedures

  A Participant or beneficiary (a 'Claimant') may file a written request for benefits or claim with the Company under the Plan. In the event of any dispute with respect to such a claim, the following claim procedures shall apply:

    Timing of notification of claim determination. The Company, acting as the administrator for this Plan, will consider Claimant's claim and notify Claimant of its decision with respect to Claimant's claim within a reasonable period of time, but not later than 90 days after receipt of the claim by the Company, unless the Company determines that special circumstances require an extension of time for processing the claim. If the Company determines that an extension of time for processing is required, written notice of the extension will be furnished to Claimant prior to the termination of the initial 90-day period. In no event will the extension exceed a period of 90 days from the end of the initial 90-day period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Company expects to render the claim determination.
    Manner and content of notification of claim determination. The Company will provide Claimant with written or electronic notification of any adverse claim determination. The notification will set forth:
      The specific reason or reasons for the adverse determination;
      Reference to the specific plan provisions on which the determination is based;
      A description of any additional material or information necessary for Claimant to perfect the claim and an explanation of why such material or information is necessary; and
      A description of the Plan's claim appeal procedures and the time limits applicable to such procedures, including a statement of Claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse claim determination on appeal.
    Appeal of claim denial. Claimant has 60 days following receipt of notification of an adverse claim determination within which to appeal the determination by filing a written appeal with the Company. The appeal will be decided by the Board or the Committee. Absent a request for review within the 60-day period, the claim will be deemed to be conclusively denied. In connection with Claimant's appeal Claimant may submit written comments, documents, records and other information relating to Claimant's claim. Upon request Claimant will be provided, free of charge, reasonable access to, and copies of, all documents, records and other information relevant to Claimant's claim. The decision of the Board or Committee regarding Claimant's appeal will take into account all comments, documents, records and other information Claimant submits relating to Claimant's claim, without regard to whether such information was submitted or considered in the initial claim determination.
    Timing of notification of claim determination on appeal. The Board or the Committee will notify Claimant of its determination of Claimant's claim on appeal within a reasonable period of time, but not later than 60 days after receipt of Claimant's request for review, unless the Board or the Committee determines that special circumstances require an extension of time for processing the claim. If the Board or the Committee determines that an extension of time for processing is required, written notice of the extension will be furnished to Claimant prior to the termination of the initial 60-day period. In no event will the extension exceed a period of 60 days from the end of the initial 60-day period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Board or the Committee expects to render the determination on review.
    Manner and content of notification of claim determination on appeal. The Board or the Committee will provide Claimant with written or electronic notification of its determination with respect to Claimant's appeal of Claimant's claim. In the case of an adverse claim determination on appeal, the notification will set forth:
      The specific reason or reasons for the adverse determination;
      Reference to the specific plan provisions on which the determination is based;
      A statement that Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to Claimant's claim for benefits; and
      A statement of Claimant's right to bring an action under section 502(a) of ERISA.
    Effect of Final Determination. The Company (with respect to initial claim determination) and the Board or the Committee, as the case may be, (with respect to claim determination on appeals) shall have full and complete discretionary authority to determine eligibility for benefits, to construe the terms of the Plan and to decide any matter presented through the claims review procedure. Any final determination shall be binding on all parties. If challenged in court, such determination shall not be subject to de novo review and shall not be overturned unless proven to be arbitrary and capricious upon the evidence considered at the time of such determination.
  Miscellaneous
    The Chief Executive Officer, the Board or the Committee may establish, amend or rescind from time to time rules and regulations which are necessary or desirable in connection with the Plan. The Chief Executive Officer may not act on any matter involving his own participation in this Plan. The Company shall have the right to withhold from any amounts payable under this Plan any taxes or other amounts required to be withheld by any governmental authority.
    Every person receiving or claiming payments under this Plan shall be conclusively presumed to be mentally competent until the date on which the Company receives a written notice, in form and manner acceptable to it, that such person is incompetent and that a guardian, conservator, or other person legally vested with the care of such person's estate has been appointed. In the event a guardian or conservator of the estate of any person receiving or claiming payments under this Plan shall be appointed by a court of competent jurisdiction, payments may be made to such guardian or conservator provided that proper proof of appointment and continuing qualification is furnished in a form and manner acceptable to the Company. Any such payment so made shall be a complete discharge of any liability therefor.
    Participation in this Plan, or any modifications thereof, or the payment of any benefits hereunder, shall not be construed as giving to the Participant any right to be retained in the service of the Company or its subsidiaries, limiting in any way the right of the Company or its subsidiaries to terminate the Participant's employment at any time, evidencing any agreement or understanding, express or implied, that the Company or its subsidiaries will employ the Participant in any particular position or at any particular rate of compensation and/or guaranteeing the Participant any right to receive a salary increase in any year, such increase being granted only at the sole discretion of the Compensation Committee of the Board.
    The Company, or its subsidiaries, or their Boards of Directors or any committees thereof, or any officer or director of the Company or its subsidiaries or any other person shall not be liable for any act or failure to act hereunder, except for fraud.
    This Plan shall be governed by and construed in accordance with the laws of the State of Wisconsin, to the extent not preempted by federal law, without reference to conflicts of law principles.

APPENDIX A

DEFINITIONS:

VESTED: The Participant has an enforceable legal right to receipt of the benefits described in this Plan. Participants become Vested in their Supplemental Executive Retirement Benefit when they reach age 60 (or in Mr. R.A. Abdoo's case, age 58 and if his actual retirement occurs at or after age 58 but prior to age 60, he shall be deemed to be age 60 for purposes of all calculations respecting Supplemental Provision Benefits A and B hereof), or when prior to age 60 (or in Mr. R.A. Abdoo's case, age 58) with the approval of the Chief Executive Officer and the Board of Directors of the Company, the Participant retires and commences receipt of benefits. A Participant becomes Vested in the Disability Benefits after such payments of the benefits have commenced. Vesting also occurs upon the occurrence of a Change in Control as defined in Article VII.

PENSION ELIGIBLE EARNINGS: Established base salary for assigned responsibilities including payments for absences, without regard for any limitations imposed by the Internal Revenue Code on benefits or compensation and including any amounts of base salary that would have been paid to the Participant, but were not paid because of deferral elections made by the Participant under a savings or other deferred compensation plan, and including the total of any incentive performance award determined under the Company's Short-Term Performance Plan or other short-term plan which has been approved by the Board for inclusion into Pension Eligible Earnings for this Plan. Amounts of base salary and annual incentive will be calculated without regard to any amounts deferred from such base salary or annual incentive compensation.

WE RETIREMENT ACCOUNT PLAN: The Wisconsin Electric qualified defined benefit retirement plan, a cash balance pension plan, as amended and restated effective as of January 1, 1996, as amended from time to time.

APPENDIX B

GRANDFATHERED MINIMUM BENEFITS FOR PARTICIPANTS WHO ON DECEMBER 31, 1995 WERE BOTH ACTIVELY EMPLOYED BY THE COMPANY AND COVERED UNDER THE WE RETIREMENT ACCOUNT PLAN

A Participant who was actively employed by the Company on December 31, 1995 and who was then covered by the WE Retirement Account Plan and who continued as an active employee of the Company until his or her commencement of benefits under this Plan, shall be eligible for the Benefit A Grandfather Alternative. The Benefit A Grandfather Alternative will be equal to the greater of (x) or (y), where:

(x) is the benefit that would have accrued for such Participant under the provisions of the special formula minimum retirement income grandfather sections (the "Grandfathered Benefit Provisions") of the WE Retirement Account Plan, if the WE Retirement Account Plan were administered using all Pension Eligible Earnings as defined in this Plan, less the amount of the qualified pension benefit that such Participant would be actually entitled to receive were the Grandfathered Benefit Provisions of the WE Retirement Account Plan applied, and

(y) is the benefit that would have accrued for such Participant under the provisions of the cash balance formula of the WE Retirement Account Plan, if the WE Retirement Account Plan was administered using all Pension Eligible Earnings as defined in this Plan, less the amount of the qualified benefit that such Participant would be actually entitled to receive under the cash balance formula of the WE Retirement Account Plan were such formula applied.

Credited service and Pension Eligible Earnings after December 31, 2010, will not be used to calculate this Benefit A Grandfather Alternative, but existing early retirement reductions based upon the Participant's age and service applicable to the Grandfathered Benefit Provisions will continue in accordance with the terms of the WE Retirement Account Plan.

An example of the Benefit A Grandfather Alternative is as follows:

Assume the Participant actually receives a cash payment at retirement from the WE Retirement Account Plan of $380,000. At the time the Participant receives that benefit, calculations are made to convert the formula (x) benefit above into a lump sum amount that is the actuarial equivalent of a life annuity for the life of the Participant commencing at the later of age 60 or the Participant's age at benefit commencement. This is accomplished in three steps. First, the portion of the formula (x) benefit calculated using all Pension Eligible Earnings is multiplied by the early retirement reduction factor as determined under the WE Retirement Account Plan. Secondly, the resulting benefit is converted into a lump sum actuarial equivalent ($1,450,000 in the illustration below) of the life annuity form described above, with actuarial equivalency determined for this purpose by using the interest rate and mortality table referenced in Article VII (with such interest rate to be that in effect on the last business day on the month prior to payment), Thirdly, the value of the lump sum to which the Participant would actually be entitled under the WE Retirement Account were the Grandfathered Benefit Provisions applied is subtracted ($350,000 in the illustration below) to obtain the formula (x) net lump sum amount ($1,100,000 in the illustration below). Calculations are also made under formula (y) which compare the lump sum account balance that would have been generated for the Participant using all Pension Eligible Earnings under the regular cash balance formula of the WE Retirement Account Plan ($520,000 in the illustration below) with the actual lump sum account balance that would be payable to the Participant were the regular cash balance formula applied ($380,000 in the illustration below). The following comparisons result:

1) WE Retirement Account Plan:

(a) Cash Balance Formula $380,000

(b) Grandfather Formula 350,000

2) SERP Benefit A Grandfather Alternative, calculated under:

(a) Cash Balance Formula $ 520,000

(b) Grandfather Formula 1,450,000

3) Actual SERP Benefit A Grandfather is $1,100,000, which is the greater of 2(a) - 1(a) [$140,000] or 2(b) - 1(b) [$1,100,000].